UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)     February 19, 2008

GIGABEAM CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-50985	20-0607757
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

4021 Stirrup Creek Drive, Suite 400, Durham, NC		27703
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code        (919) 206-4426

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01  REGULATION FD DISCLOSURE.

On February 19, 2008, we provided a letter to our shareholders as follows:

To Our Shareholders:

As we enter the new year, we wanted to update you on the progress GigaBeam has made. In our previous letter to shareholders of January 9, 2008, we committed to getting the company to a state of positive cash flow followed by profitability. Accordingly, we continue to aggressively conserve our cash resources, drive sales of our existing product and develop new products that we believe will allow our business to enter larger markets where our technology has key advantages.

As a reminder for those who are not familiar with the GigaBeam business, for the past two years, GigaBeam has been promoting a single product used for point to point fixed wireless communications of 1.25 gigabits per second (Gbps) in the wireless bands from 71-86GHz. The 71-86GHz spectrum is a new spectrum pioneered by several key parties including the founders of GigaBeam and provides many advantages over previous spectra including 1) low cost licensing; 2) little or no spectrum pollution that can cause interference or prohibit deployment; and 3) the ability to achieve very high data transfer rates. GigaBeam has explored both product and managed service revenue models in the past and we have found it difficult to achieve profitability or positive cash flow focusing on either model because our product model has been limited to a single product offering and we are not sufficiently capitalized to approach managed services. As part of our repositioning, in the near term, we intend to shift our focus to driving our equipment business and expanding our product offerings to increase our serviceable market.

Cutting Costs of Operations

We set out to make cost cuts in January 2008 to get our cash requirement lowered from nearly $700,000 per month to less than $500,000 per month. This has been achieved. We have curtailed significant spending and become more efficient in our business. We plan further reductions as we migrate our operations to a single facility in Durham, NC. We anticipate this will occur over the next few months.

We have also recapitalized our balance sheet by converting the majority of the outstanding Series B and Series C preferred stock into one series of preferred stock, referred to as Series D, and consolidating many of our outstanding non-trading warrants into one class of warrants with substantially the same terms. We believe this accomplishment will lower the cost of managing our capital structure, simplify our quarterly audits and otherwise improve our balance sheet for future rounds of financing, which we are currently pursuing.

Increasing Our Sales Activities

As stated in our last letter, we intend to ramp up our sales activities to increase revenue from sales of our current product. I am pleased to share with you the key results and activities associated with this goal:

•	In January we received purchase orders for 14 links as well as several service and extended warranty contracts.

•
We have entered into discussions with potential OEM arrangements to supplement our offering so we can bundle sell other products with our 1.25Gbps offering. We believe this will better meet the needs of our customers and will potentially allow us to sell more of our current product to customer segments we are not addressing today.

•
We also indicated in our last letter to shareholders our plans to enter into relationships with distributors. We are happy to report that this has also been achieved more quickly than anticipated. We have executed a contract and an initial order with a company called WAV, Inc. to become a GigaBeam distributor. WAV is an established provider of communications technology and their current line card and offering has excellent synergy with the GigaBeam products. We have also entered into a new Reseller Agreement with Selcoms, in the UK. Selcoms is a leading specialist wireless networking distributor. For more information on WAV or Selcoms, please refer to the Partners tab on our website.

•	We hired additional sales personnel in Europe and the United States to continue this momentum.

We believe our continued focus on sales efforts is crucial to our future success and the execution in the sales channel will further our path to growth and positive cash flow.

New Product Development

We believe our best opportunity to grow our business is the potential of the technology we have developed in the 70/80 GHz spectrum. Historically, we have focused on the 70/80 GHz Gigabit Ethernet Market with our G-1.25 product. We believe this is a relatively small market in which we are already a dominant force and while we feel the market is growing, it is not yet growing at a rate that will produce the returns that we believe will satisfy our shareholders. Moreover, based upon our experience, we believe buyers in this field are highly discriminating and cautious of new technology which can result in a long and sometimes expensive sales effort.

We intend to continue our sales efforts in the 70/80GHz Gigabit Ethernet arena because we believe the long term prospects for this market segment are good. However, we believe our near term growth opportunity in this market is limited. In 2008, we intend to leverage the strength of our 70/80GHz technology to produce products that solve problems in much larger market segments. We are making this adjustment in our business strategy in response to feedback from our current customers and from customers and strategic partners we have been pursuing.

10/100 Megabits per second (Mbps) Radio Market

We believe the 10/100Mbps radio markets, specifically the point to point market used for communication access applications and low capacity backhaul, is a several hundred million dollar market opportunity of which GigaBeam could participate in a subset. This opportunity is significant compared to our current gigabit ethernet market opportunity. The products currently servicing this market are below 60GHz with many product offerings being unlicensed. Existing licensed solutions have high license costs that can take a long time to obtain. In either case, licensed or not, there is a higher level of spectrum pollution compared to the spectrum GigaBeam uses above 70GHz.

We are well underway in the design effort for a very low cost radio that will provide 10 and 100 Mbps payloads. We expect to have a proof of concept completed in February 2008 and a field ready version in summer 2008.

Finally, we want to assure shareholders that we have not abandoned our long term interest in products up to 10Gbps, but we believe the introduction of the lower capacity, lower cost, new products is critical to achieving positive cash flow in 2008 and profitability shortly thereafter.

Corporate Communications

As addressed in our last letter to shareholders, we indicated that we had evaluated our corporate communications policy and have elected to report company events via filings we are required to make with the U.S. Securities and Exchange Commission such as reports on Form 8-K and 10-Q. Additionally, we intend to issue press releases pertaining to material events as appropriate to keep the shareholder community abreast of our progress. We hope this change will create more transparency in our business and allow the investing public to form a more accurate understanding of our business and prospects.

One of our recent 8-K filings indicated that our independent audit firm, BDO Seidman LLP, has resigned. We have identified a replacement and once we have formalized our relationship, we will issue an 8-K with an update for you.

You will also notice that we have recently delisted from the NASDAQ to the Over-the-Counter Bulletin Board (OTCBB). Our common stock will continue to trade under the ticker symbol GGBM and our trading warrants will continue to trade under the ticker symbols GGBMW and GGBMZ. On some online search facilities, the symbols may appear as GGBM.OB, GGBMW.OB and GGBMZ.OB. We made the decision to delist based on continued pressure and expense associated with maintaining the minimum listing requirements of the NASDAQ. We believe that every cycle of management time and every dollar we have must be applied to executing on our new product strategy and achieving solid fundamental performance. Pending future performance, we will consider the benefit to shareholders to return to the NASDAQ.

We remain confident that if we execute on our strategic objectives, we will realize our full potential, run a business focused on fundamental performance and reach a trajectory for profitability. We are moving into 2008 with confidence in our plan and with a focus on moving the business to profit. We will continue to listen to our customers to improve our products as we have in sharing this new strategy with you.

We thank you deeply for your continued interest and support.

Sincerely,

S. Jay Lawrence
Chief Executive Officer
GigaBeam Corporation

This report contains forward-looking statements that involve risks and uncertainties.  You should not place undue reliance on these forward-looking statements.  Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including the risks described in our annual report on Form 10-K and other reports we file with the Securities and Exchange Commission.  Although we believe  the  expectations  reflected  in  the  forward-looking  statements  are reasonable,  they  relate  only to events as of the date on which the statements are  made.  We do not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in our expectations, except as required by law.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GigaBeam Corporation
(Registrant)

Date	February 19, 2008

/s/ S. Jay Lawrence
(Signature)

Name: S. Jay Lawrence
TitleTitle: Chief Executive Officer